Exhibit 4.8

Employment Agreement

of

Hurray! Times Communications (Beijing) Ltd.

Party A: Hurray! Times Communications (Beijing) Ltd. (the “Company”)

Registered Address:

Legal Representative: Xiang Songzuo

Party B: Wang Jiang (Employee)

Gender:    Male;        Ethnic Nationality:    Han;        Education:    Bachelor’s Degree;

Nationality: Chinese;

Birthday: January 17, 1973

Number of Identity card: 610113197301177612

Home Address:

Place of Registered Permanent Residence (“Hukou”): Room 02, Lane 8, Linyi Street, Pudong District, Shanghai

Mobile Phone: 13801789410

This employment agreement (“Agreement”) is entered into by and between Party A and Party B on the basis of equality, voluntariness and mutual consent through consultation and in accordance with the Labor Law of the People’s Republic of China (the “Labor Law”) and other relevant laws and regulations.

Chapter 1 Work Duties, Labor Disciplines and Term

Article 1	Party B agrees to assume the position of Senior Vice President of the President Office with such duties as Party A may, from time to time, determine during the term of employment. Party B shall accomplish the work on Party A’s demand in a timely manner and in compliance with the related standards, which are set forth in the Position Description and Performance Evaluation Form. Both the Position Description and the Performance Evaluation Form shall have equal legal force.

Article 2	This contract shall take effect on September 1, 2006 and expire August 31, 2008, with a probation period of months. Based on evaluation of Party B’s performance during the probation period, such period may be curtailed or prolonged, provided that the prolonged period, if any, may be restricted to one month at the maximum. Upon the end of such probation period, the term of this Agreement shall accrue from the date when Party B reports to work.

Article 3	Party B shall make its best efforts to cooperate with other relevant departments of the company in performing his duties and shall comply with all the precepts and work disciplines set forth by Party A.

Article 4	In the event that Party B violates any provision of work disciplines and regulations, Party A may in its sole discretion, considering the severity of consequences, change Party B’s position or cut his salary or otherwise terminate this Agreement.

Article 5	In no circumstances shall Party B engage himself in any activities impairing Party A’s legitimate interests or part-time work of any nature. If Party B is found to have taken up any part-time work, Party B may be deemed to have materially breached Party A’s work disciplines, which may result in termination of this Agreement in accordance with the Labor Law.

Chapter 2 Work Time, Remuneration and Benefits

Article 6	Party B shall observe a standard work time requirement, namely 8 hours per day and five days per week and shall be entitled to statutory holidays and vacations. Overtime may be worked on the demand of Party A on the condition that the total overtime worked may not exceed 36 hours a month.

Article 7	Party A shall provide Party B with occupational safety and health conditions conforming to the provisions of the state and necessary articles of labor protection, and with the items necessary for Party B to perform his work.

Article 8	Party B shall be paid on the 25th day of each month the salary of yuan RMB (before taxes). Party B’s salary shall be subject to the related wage system of Party A. Party A shall have the right to adjust Party B’s salary according to Party B’s performance, changes in his duties, Party A’s business results and Party A’s related rules. If Party B decides that such adjustment to his salary is unacceptable, he/she may apply to Party A for termination of this Agreement.

Article 9	Party A may deduct the following amounts from Party B’s salary:

	1.	Individualincome tax payable by Party B;

	2.	The portion of the social insurance, commercial insurance and housing accumulation fund that Party B shall contribute;

	3.	Any and all damages or fines payable by Party B in accordance with any court judgment or arbitration award;

	4.	Any and all fines or compensation payable by Party B to Party A in accordance with any stipulations in this Agreement and/or any court judgment or arbitration award.

Article 10	Party A shall cover all the social insurance as required by the law and the Parties shall contribute their shares to the premium of such insurance. Upon termination or expiry of this Agreement, related procedures shall be followed to transfer such social insurance as Party B may be entitled to.

Article 11	In the event that Party B suffers from occupational disease or work-related injuries, Party B shall be paid his salary and reimbursed the medical expenses incurred in accordance with relevant state and local regulations.

Article 12	In the event that Party B suffers from any other disease or non work-related injuries, Party B shall be entitled to a medical treatment period and medical treatment benefits in accordance with relevant state and local regulations, with the exception of the injuries or illnesses caused due to Party B’s willful acts or his violation of laws and regulations.

Article 13	Party B shall be liable for all the expenses caused by any diseases having arisen prior to the employment hereunder or as a result of his withholding of any health information that may have fallen short of the criteria for the position he applies for.

Chapter 3 Modification, Termination and Cancellation

Article 14	If changes have taken place in the laws and regulations serving as the basis of the conclusion of this Agreement, this Agreement shall be modified accordingly.

Article 15	If major changes have taken place in the objective conditions serving as the basis of the conclusion of this Agreement to the extent that this Agreement becomes non-executable, the Parties hereto may alter the provisions of this Agreement or otherwise terminate this Agreement.

Article 16	Party A may terminate this Agreement at its absolute discretion under any of the following circumstances:

	1.	Party B has been proved not competent for the employment requirements of Party A during the probation period;

	2.	Party B severely violates any of Party A’s work disciplines or regulations;

	3.	Party B neglects any of his duties or commits any malpractice which causes significant loss to Party A’s interests;

	4.	Party B divulges Party A’s trade secrets or engages himself in any business impairing Part A’s interests to the extent that economic losses to Party A arise;

	5.	Party B is held accountable for criminal behavior in accordance with law.

Under the circumstances as stated in the aforesaid sub-paragraph 2, 3, 4 and 5, Party A shall have the right to claim against Party B for compensation or bring him to the competent authorities for criminal responsibility.

Article 17	In any of the following events, this Agreement may be terminated by Party A giving a written notice to Party B thirty days in advance:

	1.	Party B after the completion of the medical treatment for illness or injury not suffered at work is unable to take up his original work or any new work arranged by Party A ;

	2.	Party B falls short of the quality and quantity of work set forth in the Agreement and has been proven incompetent for the work after training or redeployed into a new job role;

	3.	Both parties fail to reach an agreement on the modification of this Agreement as stipulated in Article 17;

	4.	Party A has obtained approval from the labor administrative department of termination of this Agreement on the grounds that Party A runs into serious difficulties in production and management.

If Party A terminates this Agreement without giving a prior notice to Party B, Party A shall pay Party B a penalty in the amount equal to one day’s salary for the immediately previous month for each day of delay in giving such a notice.

Article 18	In any of the following events, Party A shall not terminate this Agreement:

	1.	Party B is receiving treatment during the prescribed period of time for his vocational diseases or injuries;

	2.	Party B is a female employee during her pregnancy, puerperal, or nursing periods;

Article 19	Party B shall not make a resignation before the expiry of this Agreement, if:

	•	Party B is a person in charge of a department or with important duties whose work hasn’t been accomplished or whose replacement hasn’t been found;

	•	Party B has any pending disputes related to intellectual property rights or results of R&D;

	•	Party A or its customers have suffered from such losses as caused by Party B’s violation of this Agreement, and Party B’s involvement is called for in corrective actions or he may be held liable for the consequences therefrom;

	•	Any other events provided in relevant laws and regulations that occur.

Article 20	This Agreement may be terminated after the Parties have reached an agreement through consultation.

Article 21	Party B shall give a written notice to Party A thirty days prior to termination of this Agreement. During the probation period, Party B may terminate this Agreement by giving a notice to Party A seven days in advance.

Article 22	Party B may notify Party A of his decision to terminate this Agreement under any of the following circumstances:

	1.	He is on probation;

	2.	Party A forces Party B to work by resorting to violence, intimidation or illegal restriction of personal freedom;

	3.	Party A fails to perform this Agreement or infringe on Party B’s legitimate rights and interest as a result of violation of laws and regulations;

	4.	Party A fails to pay Party B remuneration as agreed hereunder;

Article 23	This Agreement shall automatically terminate upon its expiration. The parties may renew this Agreement through consultations.

Chapter 4 Compensation and Indemnification

Article 24	Under the following circumstances where Party A breaches this Agreement, Party A shall compensate Party B as specified below:

	•	If Party A deducts wages or delays in paying wages to Party B without reason, Party A shall pay Party B an amount equal to 25% of his salary in addition to payment of his salary in full on the dates specified above;

	•	If Party A pays Party B wages below the local standard on minimum wages, Party A shall make up for the deficiency for Party B and pay an additional 25% of the amount of the deficiency to Party B as economic compensation.

Article 25	Under the following circumstance, Party A shall pay Party B an amount equivalent to Party B’s average one-month salary within the previous twelve months for each full year Party B has worked, provided that the total amount should not exceed the total salary of twelve months:

Party B is unable to perform his work given training or transfer and Party A terminates this Agreement.

Article 26	Under any of the following circumstances where Party A terminates this Agreement, Party A shall pay Party B an amount equivalent to Party B’s one-month salary within the previous year for each full year Party B has worked, provided that Party B should be paid based on his average monthly salary if his monthly salary within the twelve months prior to termination of this Agreement is higher than the average monthly salary of Party A.

	1.	This Agreement is terminated on the ground that Party B suffers from illnesses or work-related injury and has been verified by the labor administrative agency as unable to perform the original work or other work arranged by Party A;

	2.	Party A terminates this Agreement on the ground that major changes have taken place in the objective conditions serving as the basis of the conclusion of this Agreement to the extent that this Agreement becomes non-executable and the Parties fail to modify this Agreement through consultations;

	3.	Party A reaches to the brink of bankruptcy or encounters difficulties in production and management, and reduction of its personnel becomes necessary.

Article 27	If the Parties agree to terminate this Agreement, the compensation shall be determined by the Parties through consultations.

Article 28	If Party B fails to complete the hand-over formalities before leaving his work (including but not limited to resignation and dismissal), Party A shall pay Party B an amount equivalent to Party B’s average one-month salary within the previous twelve months for each full year Party B has worked, provided that the total amount should not exceed the total salary of twelve months. If Party B hasn’t worked for Party A for a year, the compensation shall be calculated as if he has worked for a full year.

Article 29	In the event of any losses on the part of Party B by reason that Party A terminates this Agreement in violation of the terms hereof or if this Agreement is or becomes a void contract, Party A shall compensate Party B in accordance with law and to the extent of losses arising as such.

Article 30	In the event that Party B receives any training at the cost of Party A and Party B terminates this Agreement in violation of the stipulations hereof, Party B shall compensate Party A in accordance with the Training Agreement.

Article 31	In the event that Party A makes payment for Party B to obtain a Hukou for the purpose of working for Party A who is a new graduate, Party B shall compensate Party A in accordance with any agreement in respect of arrangement for Hukou formalities if he terminate this Agreement in violation of the terms hereof.

Article 32	In the event that Party B terminates this Agreement in violation of the terms hereof or fails to observe confidentiality duties set forth in this Agreement, Party B shall compensate Party A for its economic losses or any other losses in the amount as determined in accordance with the law and to the extent of such losses.

Article 33	In the event that Party B terminates this Agreement, Party B shall compensate Party A for any expenses arising from the training offered to Party B and from the recruitment of Party B, provided that such expenses have been borne by Party A.

Chapter 5 Trade Secrets and Intellectual Property Right

Article 34	Party B shall undertake to keep confidential Party A’s trade secrets.

Article 35	Party B shall undertake neither to degrade or damage the trademark, enterprise name and domain name, etc. owned or to be owned by Party A during the employment period and after the expiration hereof, nor to degrade, copy, distort, destroy or damage the internet web pages or web site of Party A. Party B shall, during the term of the contract, endeavor to safeguard and promote the value of such trademark, enterprise name and domain name, etc.

Article 36	Party B shall undertake to transfer to Party A the technologies and software, etc. developed by it by use of the information, data, materials, equipments and tools, etc. of Party A within the term of this Agreement and within one year after the termination or cancellation of this Agreement concluded between the two parties. Should Party B apply, without the consent of Party A, for patent or copyright registration of such technologies or software in its own name and/or in the name of any third party, Party B shall agree to exclusively transfer such technologies, software, copyright, patent right and patent application right to Party A in consideration of the transfer fees of RMB one yuan per piece. Party B further undertakes that it will not, without Party A’s written consent, use the technology achievements, works, software and patents, etc. for commercial use or license others to use the same for commercial use.

Article 37	Party B shall undertake to observe the professional ethics and guidelines widely recognized in the commercial world.

Article 38	Party B shall neither engage in any business directly competitive with that carried on by Party A during the term hereof, nor hold any share, stock option or other form of right (except for those held for a short period of time due to sales and purchase of the shares of listed companies) of the enterprise, commercial institution or organization that are in competition with Party A.

Chapter 6 Miscellaneous

Article 39	Party B shall ensure the cancellation of its employment agreement with its former employer upon execution of this Agreement and furnish relevant certifying documents. Party B shall be held responsible for any and all results arising from his acts of concealing the truth and making falsifications.

Article 40	This Agreement shall become null and void should Party B, upon his engagement, conceal or cover up his disease, marriage, pregnancy, disability or failure to be competent for the engaged position, and Party A shall bear no responsibility therefor; In case of any losses incurred by Party B to Party A, Party B shall indemnify Party A for such losses thereby incurred.

Article 41	During the performance hereof, should Party A find any fraudulent behavior by Party B when entering into this Agreement, Party A shall have the right to cancel this Agreement.

Article 42	Party A and Party B covenant that, the Confidential Agreement shall be an integral part of this Agreement, both parties shall jointly comply with the relevant provisions of the Confidentiality Agreement.

Article 43	Party B shall not, within one year after the cancellation (or termination) hereof, engage in any business directly competitive with Party A’s business, and shall not hold a position in the company, commercial institution or organization that directly competes with Party A’s business.

Chapter 7 Labor Dispute

Article 44	In case of any labor dispute arising from the performance hereof, both parties shall solve such dispute through consultation. In case of failure of the consultation and at the request of one party for arbitration, such party shall, pursuant to relevant provisions of the Labor Law of the PRC and within the statutory period, file an application for arbitration to the competent labor dispute arbitration committee; in case one party objects to the arbitration award, such party may lodge an action with the competent people’s court.

Article 45	No termination, cancellation and invalidation of this Agreement concluded between Party A and Party B shall affect the validity of this Agreement to such provisions as trade secrets, intellectual property right, etc.

Chapter 8 Supplementary Provisions

Article 46	Anything not covered in this Agreement shall be dealt with in the supplementary agreement, subordinated agreement otherwise entered into between Party A and Party B. The supplemental agreement, subordinated agreement and exhibits hereto shall have the same legal effect as this Agreement.

Article 47	Should anything not covered in this Agreement contradict relevant provisions of any country or region where parties hereto are domiciled, the relevant provisions thereof shall prevail.

Article 48	This Agreement shall be made in two counterparts, with each party holding one counterpart, all of which shall have the same legal effect. This Agreement shall become effective upon the signature and seal of Party A and its representative and the signature of Party B.

Article 49	No employee shall, within one year (two years for vice president or person at a higher position) after his or her termination of employment with the Company, seek, solicit, cause, allow or provide assistance or contact information for any other person in respect of the same, cause or attempt to make any employee to terminate his employment relationship with the Company, nor become employed with any competitor of the Company or Party B’s own company.

Party A : Hurray! Times Communications (Beijing) Ltd. (Seal)

Legal Representative and authorized representative: (signature)

Date of Execution: September 1, 2006

Party B: (signature)

Date of Execution: September 1, 2006 :

Exhibit A:

Letter of Declaration

I am                                          (name) working in the                      (department), hereby declare that:

I have terminated or have no employment agreement with any other employer when I become a formal employee of Hurray! Times Communications (Beijing) Ltd. on                     . In case of any labor dispute arising therefrom, I will assume any and all responsibility and liability resulting therefrom.

My personnel record is currently kept at                     , and my social insurance record is currently kept at                     , as my personnel record and social insurance record can not be transferred to the agency designated by Hurray! Times Communications (Beijing) Ltd. due to my personal reason, after consultation with Hurray! Times Communications (Beijing) Ltd., we agree as follows: I will pay my insurance premium at my original agency, while Hurray! Times Communications (Beijing) Ltd. shall add its share of my premium under the social insurance scheme to my salary as compensation on a monthly basis, such compensation is already included in the remuneration package as set forth in the employment agreement between Hurray! Times Communications (Beijing) Ltd. and me. (this paragraph shall be deleted in case the said personnel record has already been transferred to the Company.)

Declarer (signature and seal)        date:

Exhibit B:

Modifications to Employment Agreement

The Parties hereby agree to make the following changes to this Agreement on the basis of equality, willingness, and mutual consent through consultation:

Party A (signature and seal)	Party B (signature and seal)

Legal Representative or authorized representative (signature and seal)

Date:	Date:

Exhibit C:

Employment Agreement Renewal Form

This renewal agreement shall be an agreement of a              term, commencing from                      (date) and ending on                      (date). The parties hereto shall continue to perform the original Agreement.

Party A (signature and seal)	Party B (signature and seal)

Legal Representative or authorized representative (signature and seal)

Date:	Date:

Confidentiality Agreement

Party A: Hurray! Times Communications (Beijing) Ltd.

Legal Representative: Xiang Songzuo

Party B: Wang Jiang

ID Card No.: 610113197301177612

(Party A and Party B are hereinafter referred to individually as a “Party” and collectively as “Parties”.)

WHEREAS:

1.	The Parties have entered into a legally binding Employment Agreement, pursuant to which Party B shall comply with and accept all the confidentiality rules adopted by Party A;

2.	Party A has performed its obligations in strict compliance with the Employment Agreement, to which Party B has never raised any objection;

3.	Party B will have unavoidable access to certain intellectual property, trade secret, technological achievements, etc. in connection with the business operations of Party A while working for Party A in the capacity of Party A’s employee;

4.	In signing this Confidentiality Agreement (“Agreement”), Party B has made a written notice to Party A of all the patented technologies, authorship rights and trade secrets already in the possession of Party B and the intellectual property rights, trade secrets or technological achievements which Party B has undertaken to keep in confidentiality to any third party under laws or contracts;

5.	Each of the Parties fully understands the rights and obligations under this Agreement, and understands accurately the legal meaning of all the terms hereunder.

In order to protect Party A’s intellectual property rights and legitimate interests and define Party B’s responsibilities to keep in confidence the intellectual property rights and trade secrets of Party A, the Parties have entered into this Agreement for mutual observance on the basis of equality, willingness, mutual consent through consultation and in accordance with the relevant laws and regulations of the State and the particularities of the industry.

Chapter 1 Definitions

Section 1	Intellectual Property Rights

For the purpose of this Agreement, the Intellectual Property Rights include but are not limited to the following, of which Party A has the ownership:

1.	Patented technologies such as inventions approved by the State;

2.	New technologies or intermediate achievements in the process of research and development that may become patents such as inventions;

3.	Significant scientific and technological research achievements of which there is a lack or which have already existed but are required to be kept in confidence in any other country;

4.	Special know-how and traditional techniques, including the design drawings and manufacturing techniques of products, etc.;

5.	Confidential data or parameters available to Party B, including system configuration, system security and users with access, etc.

6.	Proprietary rights to registered trademarks, shop names, and other marks;

7.	Technological information, including but not limited to floppy disk, thesis, report, brochure, photographic picture, design drawing, technology document, achievement authentication, etc;

8.	Proprietary technology or any information that is a trade secret of Party A;

9.	Proprietary rights of Party A to the intellectual products of Party B, etc.

Section 2	Trade Secrets

The term “Trade Secrets” used in this Agreement refer to technology information, business information, management information, and legal information, etc. of commercial value and outside of the public domain in accordance with the laws and regulations or owned, used, controlled or provided by Party A, including but not limited to:

1. Technology information

Including but not limited to designs, programs, product formulas, manufacturing techniques, manufacturing methods, such as any existing product design, data, target programs, brochures, files, development plans, computer software and its algorithm and design information, etc. or any such information in the process of development or contemplation by Party A.

2. Business information

Including but not limited to client lists, supply information, production and marketing strategies, minimum bids and contents of tendering and bidding documents, etc. such as Party A’s business plans, production bases, experiment bases, lists of engineers, selling methods, suppliers, agents and client lists, special demands of clients, unopened service networks and Party A’s existing or proposed business project plans, etc.

3. Management information

Including but not limited to Party A’s work plans, organization structure, management pattern, management technique, personnel, financial affairs, salary and benefits, property and equipment, training materials, etc., any existing or proposed internal business regulations, work process, management system and documents about management policies of Party A.

4. Legal information

Including but not limited to: Party A’s projects, negotiations about contracts and contract performance, patent application, licensing and transfer, trademark registration and application, the major contents of the contracts to be performed, or under performance by Party A or already performed but with latent disputes, foreign contracts of security, overseas investment, property right dispute, pending or predictable actions, arbitrations and administrative punishments, etc.

5. Any other information relating to Party A or its clients that are required to be kept in confidence by Party A.

Including but not limited to the information received directly or indirectly by Party B from Party A, Party A’s employee and any client that was, is or will be in any business relationship with Party A.

Section 3	Technological Development Achievement for Hire

The term “Technological Development Achievement for Hire” used in this Agreement shall mean all the research and development achievements completed or contemplated by Party B in the performance of his duties during the term of his employment with Party A by utilizing the technologies, equipment and resources of Party A, including mainly:

1.	Project design and technology archives of products;

2.	Computer software and its algorithm, design plan, etc.

Chapter 2 Ownership of Intellectual Property

Section 4	Party B is obliged to notify Party A in writing of the details of such inventions, new works, creation, design, copyright works (including computer software, database), improvement, discovery, process, know-how and any other information or event generating any Intellectual Property as a result of the research, manufacturing, creation, design by Party B or otherwise received by Party B, individually or together with any other person during the term of Party B’s employment with Party A.

Section 5	Party A has the ownership of all the inventions obtained by Party B due to his capacity as Party A’s employee during the term of Party B’s employment with Party A, including but not limited to rights under domestic and overseas patent applications, and titles to computer software, trademark and logo design, and know-how. Party A has the first use right to the non employment-related inventions and works for hire of Party B, including but not limited to the right of priority to licensing and right to use for free, etc. Party B consents that he shall upon Party A’s request take any legal means as Party A deems necessary to obtain and protect all the foregoing achievements and Intellectual Property.

Section 6	Party A shall have the ownership of the Intellectual Property Rights to the following research and development achievements obtained by Party B outside of his employment relationship with Party A:

1.	Such achievements that are competitive with the business of Party A;

2.	Such achievements that are obtained through preempting or utilizing the achievements of research or development of Party A;

3.	Such achievements that are related in nature, contents and form with Party B’s work for Party A.

Section 7

Any newly hired employee may transfer to Party A the Intellectual Property Right to the achievement that he brings with himself if with consent from Party A, and Party A shall pay a reasonable price therefor, provided that Party B shall warrant in writing that he shall be entitled to the Intellectual Property Right to such achievement, and, if Party B is not fully entitled to the Intellectual Property Right to such achievement, Party B shall return the price received for the transfer and bear all the losses suffered by Party A as a result thereof.

Section 8	If Party B is an Officer (i.e. employee at the rank of manager or above, including key technical staff, the same hereinafter) of Party A, Party A shall have the ownership of all the research and development achievements in connection with Party B’s jobs or tasks assigned by Party A obtained by Party B during the term of his employment with Party A, and within two years after he has left, resigned from, been removed, or has been dismissed by Party A or otherwise left Party A. Without Party A’s consent, Party B shall not further improve or enhance the technological achievements obtained during his employment with Party A and owned by Party A. Party A shall have the first use right to any achievements resulting therefrom, including the right of priority to licensing and to use for free, etc.

Section 9	If Party B is an Ordinary Employee (including managerial staff, technical staff, salesmen, etc., the same hereinafter) of Party A, Party A shall have the ownership of all the research and development achievements in connection with Party B’s jobs or tasks assigned by Party A obtained by Party B during the term of his employment with Party A, and within one year after he has left, resigned from, been removed, or has been dismissed by Party A or otherwise left Party A. Without Party A’s consent, Party B shall not further improve or enhance the technological achievements obtained during his employment with Party A and owned by Party A. Party A shall have the first use right to any achievements resulting therefrom, including the right of priority to licensing and to use for free, etc.

Section 10	Party B shall not infringe upon any Intellectual Property Rights of Party A during the term of his employment with Party A, and after he has left, resigned from, or has been removed or dismissed by Party A or otherwise left Party A.

Chapter 3 Protection of Trade Secrets

Section 11	During the term of his employment with Party A, Party B shall take seriously and scrupulously comply with all the confidentiality policies adopted by Party A, and perform the confidentiality responsibilities appropriate to his position. Party B shall not use or disclose all the Trade Secrets of Party A unless authorized by Party A in writing.

Section 12	Party B shall use the Trade Secrets of Party A that Party B has access to or uses due to his work during the term of his employment with Party A to the extent and under the procedure as required by Party A. Without Party A’s written consent, Party B shall not take the relevant materials out of the offices of Party A, or duplicate, relocate or distribute the materials containing Party A’s Trade Secrets, nor shall Party B disclose Party A’s Trade Secrets in conferences such as academic conference and technology authentication meeting, and in the media such as newspaper, magazines, or information networks.

Section 13	Party B shall not use Party A’s Trade Secrets to work for Party A’s competitor or disclose such Trade Secrets to any third party by any means. During the term of his employment with Party A and after resignation for any reason, Party B shall not take advantage of Party A’s Trade Secrets to seek profits for his own, or for Party A’s competitors or any third party. Party A shall not directly or indirectly use, distribute, transmit, publish or issue Party B’s Trade Secrets for any other purpose or even without any purpose.

Section 14	Party B shall return to Party A all the company files, records, notes, data, program lists, floppy disks, and information in any other media available to him within 30 days before he leaves his post for the purpose of work or any other reason. A special handover shall be conducted for the information on software development and such information shall not be duplicated or retained by Party B. All the business information shall be returned to Party A, whether containing or related to Party A’s information, and whether obtained by Party B through his own collection and processing or provided to Party B by any other person. Otherwise, in addition to the right of recourse retained by Party A, Party B shall indemnify for any losses thereby incurred to Party A.

Section 15	If Party B’s employment relationship with Party A has terminated, Party B shall not take advantage of Party A’s Trade Secrets to do new research and development without the consent from Party A until such Trade Secrets have been released into the public domain of the industry.

Section 16	If it is found that Party A’s Trade Secrets has been infringed upon or illegally used or divulged, Party B has the obligation to assist Party A in taking actions to prevent further spread of such infringement or illegal use or the further transmission of such Trade Secrets.

Section 17	Party B undertakes to abide by the code of ethics and the generally accepted standards in the business community. Party B consents to and complies with the requirements and agreements in respect of non-competition. Party B undertakes that, without Party A’s consent, he shall in no case take up any related position in any company, commercial institution or organization that competes with Party A, including but not limited to such posts as may have adverse effects on the operations, technologies, management and financial affairs of Party A, nor provide to such company, commercial institution or organization and any third party with information or data regarding Party A’s Trade Secrets, or directly or indirectly conduct any business in competition with Party A, within one year after this Agreement expires, terminates or is cancelled.

Section 18	The company, commercial institution or organization that competes with Party A shall refer to such company, commercial institution or organization in any of the following circumstances or deemed to be in competition with Party A under laws and regulations:

(1)	Operates in the same or similar field of business or technology as Party A;

(2)	Operates in the same or similar business scope as Party A;

(3)	Provides the same or similar products or services to the same customer base as Party A;

(4)	Any other circumstances as provided for in laws and regulations.

Section 19	Party A consents to pay an amount equal to 20% of Party B’s salary as the compensation for Party B to perform his confidentiality and non-compete obligation in connection with Party A’s Trade Secrets. Such compensation has been included in the compensation package as set forth in the Employment Agreement entered into by and between the Parties.

Section 20	Party B undertakes that during his employment with Party A, he shall not use any trade secret of any other person, nor shall he do any act of infringement of any other person’s trade secrets. In the event that Party B’s breach of such undertakings has resulted in any action against Party A, Party B shall be responsible for any loss, costs and expenses incurred by Party A in its response to such action and shall assume any related legal responsibility.

Chapter 4 Default Liabilities

Section 21	Party A shall indemnify Party B for any loss suffered by Party B by reason of Party A’s breach of any provision of this Agreement.

Section 22	In the event that Party B breaches any provision of this Agreement, or Party B proposes to early terminate or cancel his employment relationship with Party A or this Agreement, or causes any damage to Party A in any other manner other than approved by Party A, Party B shall be deemed to be in breach of this Agreement, and shall compensate Party A in the amount equal to twice of the monthly salary of Party B. If such amount is insufficient to compensate any and all the losses suffered by Party as a result thereof, Party B shall indemnify Party A for all such losses.

Section 23	In the event that Party A suffers any significant loss by reason of Party B’s material breach of this Agreement, Party A may petition to relevant administrative and judicial authorities for investigation of Party B’s criminal or economic liabilities.

Section 24	In the event that Party B breaches any provision hereof, Party B shall continue performing this Agreement in addition to the foregoing liabilities.

Chapter 5 Dispute Resolution and Miscellaneous

Section 25	This Agreement shall be construed and interpreted according to the original intents and purpose of this Agreement. In case any dispute arises out of anything herein or the performance of this Agreement, the Parties shall try to resolve such dispute through consultations. In case such consultations fail, the Parties agree to deal with such dispute in accordance with the relevant provisions of the Employment Agreement or submit such dispute to the labor dispute arbitration body as specified in the Employment Agreement for arbitration or bring a lawsuit before the People’s Court.

Section 26	The invalidity or termination of the employment relationship between the Parties or this Agreement shall not affect the validity of provisions for interpretation of this Agreement, confidentiality, non-competition and dispute resolution in this Agreement.

Section 27	In case this Agreement conflicts with any newly issued law or regulations during the performance hereof, the Parties shall amend relevant provisions in the light of such law or regulations, provided that such amendments here to shall not affect the validity of the balance of this Agreement.

Section 28	No failure of either Party in executing its rights or taking any acts against any default liability of the other Party shall be deemed to be a waiver of such rights or such default liability, save for any right not executed by one Party within two years from the date it is or shall be aware of such right (the “one year” requirement may be inconsistent with the period as required in laws. Any dispute arising from such inconsistency shall be governed by the provisions of laws, other than this provision). No waiver by either Party of any right against the other Party or of any default of the other Party shall be deemed the waiver of any other right or any other default of the other Party.

Section 29	This Agreement is attached as an exhibit to the Employment Agreement executed by the Parties, and shall be an integral part of the Employment Agreement.

Section 30	Anything not covered in this Agreement shall be dealt with in a supplementary agreement executed by the Parties through consultations. Neither Party shall modify this Agreement without the written consent by both Parties.

Section 31	This Agreement is made in two originals, with each Party holding one thereof, both of which shall be equally authentic.

Section 32	This Agreement shall take effect upon signature and seal by the Parties.

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Party A: Hurray! Times Communications (Beijing) Ltd. (Seal)

Legal representative or authorized representative: (Signature)

Date: September 1, 2006

Party B: (Signature)

Date: September 1, 2006